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June 28, 2011

Munder Series Trust
480 Pierce Street
Birmingham, Michigan 48009

Ladies and Gentlemen:

This opinion is given in connection with the filing by Munder Series Trust, a Delaware statutory trust (“Trust”), of Post-Effective Amendment No. 38 to the Registration Statement on Form N-1A (“Registration Statement”) under the Securities Act of 1933 (“1933 Act”) and Amendment No. 39 under the Investment Company Act of 1940 (“1940 Act”) relating to an indefinite amount of authorized shares of beneficial interest of each of the Munder Integrity Mid-Cap Value Fund and Munder Integrity Small/Mid-Cap Value Fund (each, a “Fund” and collectively, the “Funds”), each a series of the Trust. The authorized shares of beneficial interest of the Funds are hereinafter collectively referred to as the “Shares.”

We have examined the following Trust documents: (1) the Trust’s Declaration of Trust, as amended; (2) the Trust’s By-Laws; (3) the Registration Statement; (4) pertinent provisions of the laws of the State of Delaware; and (5) such other Trust records, certificates, documents and statutes that we have deemed relevant in order to render the opinions expressed herein.

Based on such examination, we are of the opinion that:

1.	The Trust is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware; and

2.	The Shares to be offered for sale by the Trust, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

This letter expresses our opinion as to the Delaware statutory trust law governing matters such as the due organization of the Trust and the authorization and issuance of the Shares, but does not extend to the securities or “Blue Sky” laws of the State of Delaware or to federal securities or other laws.

The opinions expressed herein are solely for your benefit and may not be relied on in any manner or for any purpose by any other person. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

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Munder Series Trust Page 2

We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to Dechert LLP under the caption “Legal Counsel” in the Statement of Additional Information, which is incorporated by reference into the Prospectuses comprising a part of the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

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